BYLAWS OF ELVENTIX TECHNOLOGY CORPORATION

ARTICLE I

(Offices)

Section 1.1. Principal Office. The initial principal office of the above named corporation (“corporation”) shall be at the office registered with the Wyoming Secretary of State at formation (“principal and registered office”). The board of directors governing the corporation (“board”) may change the location of either the registered or principal office, or both, at its sole discretion. The corporation may have such other offices and places of business, either within or outside of Wyoming, as the board may designate in its sole discretion.

Section 1.2. Registered Office. The corporation shall continuously maintain a registered office in Wyoming. This office may, but need not, be identical to the principal office, but must have a street address and be a physical location where the corporation’s registered agent can accept service of process. The board may change the registered office at its sole discretion.

Section 1.3. Registered Agent. The board shall appoint and maintain a registered agent. The registered agent shall be a Wyoming business entity registered as a commercial registered agent in Wyoming. The business office of the registered agent shall be identical to the registered office of the corporation. The corporation shall maintain with the registered agent an effective, written agreement creating an agency relationship providing for acceptance of service of process by a natural person at the registered office. The registered agent may be changed at any time by the board in its sole discretion.

ARTICLE II

(Shareholders)

Section 2.1. Annual Meeting. An annual meeting of the registered shareholders of the corporation (“shareholders”) shall be held during the month of April at a time and date fixed by the board in its sole discretion, or at such other time as may be determined by the board, for the purpose of electing directors and for the transaction of such other business as may lawfully and properly come before the meeting. If the election of directors is not held at the annual meeting, or at any adjournment thereof, the board shall cause the election to be held at a special meeting as soon thereafter as convenient.

Section 2.2. Special Meetings. Special meetings may be called solely by the board in its’ discretion.

Section 2.3. Place of Meeting. The board may designate in its sole discretion any place inside or outside of Wyoming as the place for any annual or special meeting of shareholders. If no designation is made, the place of the meeting shall be the registered office.

Section 2.4. Notice of Meeting and Waiver. The board shall provide notice, either through delivery or electronic means, of the date, time, place, and purpose and purposes of a meeting to all shareholders at each shareholder’s record address no less than 10 nor more than 30 days in advance of the meeting.

Written waiver of notice may be executed by any shareholder in advance of or during the meeting if filed with the minutes of the meeting. Attendance at the meeting is a waiver.

Section 2.5. Conduct of Meeting. The president shall call the shareholders’ meeting to order and act as chairman. In the absence of a president, any shareholder may call the meeting to order and a chairman shall be elected by a majority of the shareholders in attendance if a quorum is present. The chairman shall appoint a person to act as secretary who shall keep minutes and file them in the corporate records. The chairman shall determine the order of business and have the authority to establish rules for conduct of the meeting which are fair to all shareholders.

Section 2.6. Fixing the Record Date; Shareholders’ List. The record date for a meeting shall be the close of business on the second business day preceding the date notice is given under Section 2.4. The secretary shall create a list specifying each shareholder’s name and physical address, number of shares owned and each matter on which the shareholder is entitled to vote. This list shall be available for inspection by any shareholder during the meeting.

Section 2.7. Quorum. Unless otherwise provided by the articles, a majority of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum. If a quorum is not represented, a majority of the shares present may adjourn the meeting to another date, time and place. Additional notice under Section 2.4 must then be given.

At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.

Shareholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of shareholders so that less than a quorum remains. If a quorum is present, the affirmative vote of a majority of the shares represented and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by law or the articles of incorporation (“articles”).

Section 2.8. Proxies. At all meetings, a shareholder may vote by in person or through a proxy executed in writing by the shareholder or thee shareholder’s duly authorized attorney-in-fact. The proxy shall be filed with the secretary before or at the meeting. No proxy shall be valid after six months from the date of execution.

The death or incapacity of the shareholder appointing a proxy does not affect the right of the corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the secretary before or at the meeting.

Section 2.9. Informal Action by Shareholders. The articles may provide that any action which may be taken at a meeting may be taken without a meeting, and without prior notice, if a consent in writing setting forth the action taken are signed by shareholders holding not less than the minimum number of shares that would be required to take the action at a meeting. The consent shall bear the date of signatures and be delivered to the secretary for inclusion in the minutes.

If the articles do not provide for the foregoing consent, any action to be taken at a meeting may be taken without a meeting if a consent in writing setting forth the action taken is signed and dated by all shareholders entitled to vote. The consent shall bear the date of signatures and be delivered to the secretary for inclusion in the minutes.

A consent signed under this section has the effect of action taken at a meeting of the shareholders and may be described as such in any document.

ARTICLE III

(Board of Directors)

Section 3.1. General Powers. The property, business, and affairs of the corporation shall be managed by the board, except as otherwise provided in the Wyoming Corporation Code or the articles. The board shall have all powers to act as set forth in the laws of Wyoming.

Section 3.2. Performance of Duties. A director shall perform the duties of a director in good faith and in a manner reasonably believed to be in the best interests of the corporation with such care as an ordinarily prudent person in a like position would use under similar circumstances. Each directors’ actions shall be subject to the business judgment rule and each director shall be free from liability to the full extent provided by the Wyoming Corporation Code.

Section 3.3. Number, Tenure and Qualifications. The number of directors shall initially be set and the members specified at the organizational meeting of the corporation. The shareholders or the board may change the number of directors at any time unless set in the articles.

Each director shall hold office until the director resigns or is removed. Directors shall be 18 years of age or older and need not be residents of Wyoming or shareholders.

Section 3.4. Resignation. A director may resign at any time by written or electronic notice delivered to the board, its chairman, or to the corporation at its registered address. Resignation is effective when delivered unless (i) a later date is specified or (ii) an effective date is subsequently to be determined on the happening of an event or events.

Section 3.5. Removal. A director may be removed only at a shareholders’ meeting. Notice of the meeting shall state the purpose of the meeting. The director may be removed with or without cause unless the Articles require otherwise.

Any director may also be removed by judicial action under W.S. 17-16-809.

Section 3.6. Vacancies. Any vacancy occurring in the board may be filled by the:

•	shareholders;
•	board; or
•	directors remaining in office even if they do not constitute a quorum.

A vacancy which may occur on the happening of a subsequent event may also be filled in this manner, but the new director may not take office until the vacancy occurs.

Section 3.7. Meetings. The board may hold regular or special meetings within or outside of Wyoming and may participate by, or conduct the meeting using, any means of communication, including electronic transmission. A director participating in a meeting is be present in person at the meeting.

Section 3.8. Notice and Waiver. If regular meetings of the board are held, notice of the date, time, place, or purpose of the meeting is not necessary. Notice of any special meeting shall be given at least two days prior to the meeting and must state the date, time, and place of the meeting, but does not need to state the purpose of the meeting.

A director may waive notice by a signed writing filed with the corporate records. Notice does not need to be in writing if the director waives by attendance.

Section 3.9. Quorum. A majority constitutes a quorum at a board meeting. If less than a majority is present, a majority of those present may adjourn to another date, place, and time without further notice.

A director who is present at a meeting when corporate action is taken is deemed to have assented to the action unless the director:

•	objects at the beginning to holding the meeting;
•	enters a dissent or abstention from the action taken into the minutes; or
•	delivers written notice of dissent or abstention to the secretary before adjournment.

Section 3.10. Manner of Acting. If a quorum is present, the affirmative vote of a majority present shall be the act of the board, unless the vote of a greater number is required by law or the articles.

Section 3.11. Compensation. By board resolution, a director may be reimbursed for reasonable expenses incurred in attending any meeting, paid a fixed sum for attendance, and receive a salary. No payment for these shall preclude a director from serving the corporation in any other capacity and receiving compensation for that additional service.

Section 3.12. Committees. The board may designate two or more directors to constitute a committee, which shall have either the authority of the board or a lesser designated authority. No delegation of authority by the board shall relieve the board or any director from any responsibility imposed by law. The board shall have the power to fill vacancies in, to change the size or constituent membership of and to discharge any committee. Each committee shall keep a written record of its acts and shall submit this record at such times as requested by the board.

Section 3.13. Informal Action by Directors. Unless the articles provide otherwise, action to be taken by the board may be taken without a meeting if the action is taken by the requisite number of members through a signed written consent describing the action taken and included in the minutes. If this action is not taken unanimously, the corporation shall give the nonconsenting directors written notice describing action taken. This notice requirement shall not delay the effectiveness of those actions taken and a failure to comply with the requirement shall not invalidate the actions; provided that this subsection shall not be deemed to limit judicial power to fashion any appropriate remedy in favor of a director adversely affected by a failure to give the notice within the required time period. A consent signed under this section has the effect of action taken at a meeting of the board of directors and may be described as such in any document.

Section 3.14. Electronic Meetings. Members of the board or any committee may participate in a meeting by means of electronic medium. Electronic participation constitutes presence in person.

Section 3.15. No Liability of a Director. A director shall not be liable to the corporation or its shareholders for any action or decision taken or not taken unless the conduct resulted from:

•	an action not taken in good faith;
•	a decision:
•	which the director did not reasonably believe to be in, or at least not opposed to, the best interests of the corporation;
•	as to which the director was not informed to an extent appropriate in the circumstances;
•	a lack of objectivity due to the director's familial, financial or business relationship with, or a lack of independence due to, the director’s domination or control by, another person having a material interest in the challenged conduct:
•	which relationship or which domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation;
•	sustained failure of the director to devote attention to ongoing oversight of the corporation’s business and affairs, or a failure to devote timely attention, by making or causing to be made appropriate inquiry, when particular facts and circumstances of significant concern materialize that would alert a reasonably attentive director to the need therefore; or
•	receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duties to deal fairly with the corporation and its shareholders that is actionable under applicable law.

The party asserting liability for money damages must establish that the corporation or shareholders suffered harm and the harm was proximately caused by the director. For money payment under a legal remedy, such as compensation for the unauthorized use of corporate assets, the party asserting liability must also prove that the payment sought is appropriate under the circumstances.

Section 3.16. Corporate Opportunities. A director’s taking advantage of an opportunity is not subject to equitable relief or an award of damages or other relief on the grounds that the opportunity should have first been offered to the corporation if before becoming legally obligated respecting the opportunity, the director brings it to the attention of the corporation and:

•	all other directors disclaim the corporation’s interest in the opportunity in the same manner as if the decision being made concerned a director’s conflicting interest transaction; or
•	all shareholders disclaim the corporation's interest in the opportunity in the same manner as if the decision being made concerned a director’s conflicting interest transaction, except that, rather than making the required disclosure, the director shall have made prior disclosure to those acting on behalf of the corporation of all material facts concerning the business opportunity that are then known to the director.

In any proceeding seeking relief based on an improper taking advantage of a business opportunity, the fact that the director did not employ the procedures described above shall not create an inference that the opportunity should have been first presented to the corporation.

ARTICLE IV

(Officers)

Section 4.1. General. The Corporation shall have President, a Secretary, a Treasurer, a Chief Executive Officer (CEO), and a Chief Financial Officer (CFO), all of whom shall be elected by the Board of Directors at its first meeting following the annual meeting of shareholders. The Corporation may also have one or more Directors and Assistant Secretaries and Assistant Treasurers as the Board may designate. Per these Bylaws, an elected officer will hold office for one year or until a successor is elected and qualified. The same person may hold any two or more offices concurrently.

Officers shall be appointed by the board at its’ sole discretion. Each officer shall hold office until a successor is elected and qualified or the officer’s death, resignation or removal. An officer may be removed by the board at any time with or without cause. The board, in its sole discretion, fill any vacancy. The appointment of an officer does not in and of itself create contract rights.

The officers of the Corporation shall be appointed by the Board for a term as determined by the Board. The designation of a specified term grants to the officer no contratual rights, and the Board can remove the officer at any time prior to the termination of such term. If no term is specified, they shall hold office until they resign, die, or until they are removed in the manner provided in Section 3.3.

Section 4.2. Duties. The President shall preside over all meetings of shareholders and directors, shall have general supervision of the Corporation’s affairs, and perform all other duties as are incident to the office or are properly required by a resolution passed by the Board.

The Secretary must:

•	Issue notices for all meetings and actions of the Board or shareholders;
•	Accept all requests for special meetings of the Board or shareholders;
•	Accept all notices of proxy appointments and revocations;
•	Keep the minutes of all meetings;
•	Accept delivery of any dissent announced at any meeting of the Board or shareholders;
•	Acknowledge and execute any share certificates;
•	Have charge of the corporate seal and books; and
•	Make reports and perform duties as are incident to the office, or are properly required of him or her by the Board of Directors.

The Assistant Secretary, or Assistant Secretaries (in the order designated by the Board), will perform all of the duties of the Secretary during the absence or disability of the Secretary, and at other times may perform such duties as are directed by the President or the Board.

The Treasurer shall:

•	Have custody of the Corporation’s monies and securities and maintain regular books of account;
•	Disburse the Corporation’s funds in payment of the just demands against the Corporation or as may be ordered by the Board, taking proper vouchers for such disbursements; and
•	Provide the Board with an account of all his or her transactions as Treasurer and of the financial conditions of the office properly required of him or her by the Board.

The Assistant Treasurer, or Assistant Treasurers (in the order designated by the Board), must perform all of the duties of the Treasurer in the absence or disability of the Treasurer, and at other times may perform such other duties as are directed by the President or the Board.

Section 4.3. Resignation. An officer may resign at any time by delivering notice to the board. Resignations are effective when delivered, unless a later effective time is specified, and the board accepts the future time. The board may fill the vacancy before the effective time if the successor does not take office until the resignation’s effectiveness.

Section 4.4. Removal. An officer may be removed at any time with or without cause by:

•	the board; or
•	an officer authorized by the board.

ARTICLE V

(Stock )

Section 5.1. Authority To Issue. The Corporation is authorized to issue any class of shares or securities convertible into shares of any class. Before any shares of the Corporation may be issued, the Board must pass a resolution which authorizes the issuance, sets the minimum consideration for the shares or security (or a formula to determine the minimum consideration), and fairly describes any non-monetary consideration. The authorized number of shares shall be as listed in the Corporation’s Articles of Incorporation.

Section 5.2. Restrictions. Shares may only be issued in accordance with the Corporation’s Articles of Incorporation, and through the process described in these Bylaws. Any issuance of shares in excess of the amount described in the Articles of the Corporation must be authorized by the Board and approved by the affirmative vote by a majority of shareholders. Any restriction on the transferability of shares shall be fully furnished to the shareholder, upon shareholder request, and without any charge to the shareholder.

No shareholder has a preemptive right to subscribe to any subsequent or additional issuance of shares.

Section 5.3. Share Certificates. The Corporation need not provide shareholders any share certificates that certify the shares of the Corporation’s shares held by the shareholder. Consequently, the Board may authorize the issuance of some or all shares of any class or series of shares without certificates, provided that the Board shall provide to a shareholder, upon that shareholder’s request, a written statement that contains the information required to be on share certificates.

If share certificates are issued, then each share certificate must contain on its face:

•	The name and state of formation of the Corporation;
•	The name of the shareholder (or person to whom the shares are issued);
•	The class of shares and the number of shares it represents;
•	The signature of the president, chief executive officer, chief operating officer, chief financial officer, chairman of the Board; and
•	The counter signature of the Secretary, assistant secretary, treasurer, assistant treasurer, or any other officer.

For the sake of clarity, in the event that an individual serves multiple roles within the Corporation, that person cannot countersign any document which that person has already signed in their official or individual capacity. If an officer who has signed or whose facsimile signature appears on any share certificate ceases to be an officer before the certificate is issued to the shareholder, it may be issued by the Corporation and is valid as if the person were an officer on the date of issuance. The certificate may be sealed with the Corporation’s seal.

Section 5.4. Mutilated, Lost, Or Destroyed Certificates. In the instance of any mutilation, loss, or destruction of any share certificate, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation. The Board may establish other procedures as they deem necessary.

A shareholder may inspect and copy the records if:

•	the demand is made in good faith and for a proper purpose;
•	the shareholder describes the purpose and the records to be inspected; and
•	the records are directly connected with the shareholder’s purpose.

A shareholder’s agent or attorney has the same inspection and copying rights as the shareholder. The corporation may impose a reasonable charge covering the costs of the shareholder’s request.

Section 5.5. Fractional Shares Or Scrip. The Corporation may:

•	Issue fractions of a share which entitle the holder to exercise voting rights, to receive dividends, and to participate in any of the Corporation’s assets in the event of liquidation;
•	Arrange for the disposition of fractional interests by those entitled thereto;
•	Pay the fair market value, in cash, of fractions of a share as of the time when those entitled to receive such shares are determined; or
•	Issue scrip in a form which entitles the holder to receive a certificate for the full share upon surrender of such scrip aggregating a full share.

Section 5.6. Transfer. So long as there is no transferability restriction on the shares, as described in Section 5.2 of these Bylaws, the shares of the Corporation are freely transferable. Transfers of shares must be made upon the corporation’s share transfer books. Share transfer books shall be kept in the manner described in Article 7 of these Bylaws.

Before a new certificate is issued, the old certificate must be surrendered for cancellation. The Board may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers or shares therein.

Section 5.7. Registered Owner. The Corporation shall recognize an individual as the registered owner of given shares, provided that individual is determined as the shareholder of record by the record date. Shareholders may agree to confer the right to vote or represent their shares to third parties, including trustees, proxies, or fiduciaries. The Board may resolve to adopt a procedure by which a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the shareholder’s name are held for the account of a specified person or persons. The resolution must set forth:

•	The classification of shareholders who may certify;
•	The purpose or purposes for which the certification may be made;
•	The form of certification and information to be contained therein;
•	If the certification is with respect to a record date or closing of the share transfer books, the date within which the certification must be received by the Corporation; and
•	Other provisions with respect to the procedure as are deemed necessary or desirable.

Section 5.8. Classes Or Series Of Shares. Until such time that these Bylaws are amended accordingly, the shares of the Corporation are not classified, and are not in series. In the event the Board decides to classify or reclassify the shares or alter any shareholder rights or restrictions, then the Board shall cause an Amendment to its Articles of Incorporation to be filed with the relevant state authority. The Amendment to the Articles of Incorporation shall describe the rights and restrictions which are being modified or altered, along with a statement (if any) that the shares have been classified or reclassified. The Amendment to the Articles of Incorporation must be acknowledged and signed by either a director or an executive officer on behalf of the Board.

Section 5.9. Shares Owned By The Corporation. Shares owned by the Corporation in another corporation may be voted by the officer, agent, or proxy chosen by the Board or, in the absence of such determination, by the President of the Corporation. The power to vote such shares is vested in the Board, however, the President is authorized to vote on the Corporation’s behalf, only in the absence of a Board decision on how to vote. If the Board does render a decision related to the vote of shares, then the President is bound by the Board’s decision.

The Corporation may vote or represent shares that it holds in itself, provided the Corporation holds such shares in a fiduciary capacity. If the Corporation holds shares in itself in such a fiduciary capacity, then such shares shall be counted in determining the total number of outstanding shares at a given time. If the Corporation holds shares in itself in a non-fiduciary capacity, then such shares shall be construed as authorized but unissued shares, and may not be represented or voted at a meeting of the shareholders.

ARTICLE VI

(Indemnification of Officers and Directors)

The corporation may indemnify current or former directors, officers, employees, and agents to the fullest extent provided in its articles and by the Wyoming Corporation Code, whether permissible or mandatory. Unless mandatory or court ordered, indemnification is at the discretion of the board.

ARTICLE VII

(Instruments; Loans)

Section 7.1. Execution of Instruments. The President shall have authority to execute and deliver, in the name of and on behalf of the Corporation, any instrument requiring corporate execution, except where the Board of Directors shall provide otherwise by resolution. The President may delegate this authority in writing to any other officer or authorized agent of the Corporation.

In the absence of a serving President, such authority may be exercised by any officer designated by the Board of Directors.

No person shall have authority to bind the Corporation in the absence of duly authorized officers or directors, unless expressly authorized by a valid corporate resolution.

Section 7.2. Loans. The corporation may lend money to, guarantee the obligations of, and otherwise assist directors, officers and employees of the corporation and any other corporation which the corporation owns a majority of the voting stock in after complying with the Wyoming Corporation Code. No loans shall be contracted for on behalf of the corporation and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the board.

ARTICLE VIII

(Miscellaneous)

Section 8.1. Amendments. The board shall have the power to alter, amend or repeal the bylaws or adopt new bylaws at any meeting of the board, subject to repeal or change by action of the shareholders.

Section 8.2. Emergency Bylaws. Subject to repeal or change by action of the shareholders, the board may adopt emergency bylaws in accordance with and pursuant to the provisions of the Wyoming Corporation Code.

Section 8.3. Fiscal Year. The fiscal year of the Corporation shall end on May 31 of each year.

By:	/s/	Tallis Mateus Da Silva
	Name:	Tallis Mateus Da Silva
	Title:	President, Director, Treasurer and Secretary